SmartFinancial, Inc. S-4/A

Exhibit 8.2
420 North 20th Street Suite 3400 Birmingham, AL 35203
Office (205) 251-3000 Fax (205) 458-5100 BURR.COM

July 20, 2017

Board of Directors
Capstone Bancshares, Inc.
2301 University Boulevard
Tuscaloosa, Alabama 35401

Re:	Agreement and Plan of Merger (the “Agreement”) dated May 22, 2017 between SmartFinancial, Inc. (“SmartFinancial”), SmartBank (“SmartBank”), Capstone Bancshares, Inc. (“Bancshares”), and Capstone Bank (“Capstone”)

Dear Board of Directors:

We have represented Bancshares, an Alabama corporation, in its merger with and into SmartFinancial, a Tennessee corporation, (the “Parent Merger”). The Parent Merger is pursuant to the Agreement by and among SmartFinancial; SmartBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of SmartFinancial; Bancshares; and Capstone, an Alabama-chartered commercial bank and wholly-owned subsidiary of Bancshares, as described in the Registration Statement on Form S-4 filed by SmartFinancial with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”).

Under Section 8.2(f) of the Agreement, you have requested our opinion (the “Opinion”) regarding whether the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”).1 We are therefore providing this Opinion as a closing condition in the Agreement and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.

REPRESENTATIONS

In rendering our Opinion, we have relied upon the facts presented to us in the Agreement and the Registration Statement, including any exhibits, and have assumed that the statements concerning the Parent Merger set forth in the Agreement and the Registration Statement are true, correct, and complete. Additionally, we have relied upon the written representations of management of both SmartFinancial and Bancshares (the “Representative Letters”), which we neither investigated nor verified (together with the Agreement and the Registration Statement collectively referred to as the “Reviewed Documents”). Further, we assumed that any representations made in the Reviewed Documents “to the best knowledge of,” or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification.

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1 Capitalized terms which are not otherwise defined in this letter shall have the meanings provided in the Agreement. All “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), and to the proposed, temporary and final Treasury Regulations promulgated thereunder (the “Regulations”).

ALABAMA ● DELAWARE ● FLORIDA ● GEORGIA ● MISSISSIPPI ● TENNESSEE

Board of Directors

July 20, 2017

We have also assumed that: (i) SmartFinancial and Bancshares will consummate the transactions as provided in the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this Opinion will be waived by any party); and (ii) the Parent Merger will be reported by SmartFinancial and Bancshares on their respective federal income tax returns in a manner consistent with the opinions set forth herein.

While examining the Reviewed Documents, we assumed, with your consent, that all photocopies provided (including, without limitation, the Agreement) accurately reproduce the originals, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements within such documents are accurate and complete and will be accurate and complete as of the Effective Time of the Parent Merger.

THE OPINION

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations provided in this Opinion:

1.	We are of the opinion that the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.	The Registration Statement section titled “Material United States Federal Income Tax Consequences,” presents legal conclusions on U.S. federal income tax law that are our opinion and are consistent with this Opinion, subject to the limitations and qualifications referred to in the Registration Statement.

LIMITATIONS

Our Opinion relates solely to the United States income tax consequences of the Parent Merger that are specifically addressed above, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to federal income tax. This Opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer receiving such a ruling) and published rulings and procedures through the date of this letter. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts.

There can be no assurance that positions contrary to our Opinion will not be taken by the IRS, or that a court considering the issues would not hold differently from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the Opinion. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

In addition, our Opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true as of the Effective Time. Our Opinion cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate.

We consent to the reference to this Opinion in the Registration Statement and to the inclusion of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

Burr & Forman LLP